Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 28, 2019

Roan Resources, LLC

14701 Hertz Quail Springs Pkwy.

Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the inclusion of our estimates of reserves contained in our report entitled “Report as of December 31, 2018 on Reserves and Revenue of Certain Properties with interests attributable to Roan Resources LLC,” and to the specific references to DeGolyer and MacNaughton as an independent petroleum engineering firm that appear in the Registration Statement on Form S-1 of Roan Resources, Inc.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716